Exhibit 23.1

Consent of Independent Auditor

We consent to the incorporation by reference in Registration Statements (Nos. 333-44035, 333-59472, 333-62800, 333-72742, 333-108845, 333-148771, 333-164326, 333-168447, 333-169254 and 333-169882) on Form S-3 and Registration Statements (Nos. 333-28785, 333-46214, 333-49514, 333-92206, 333-92222, 333-118206, 333-126905, 333-135724, 333-146183, 333-153594 and 333-170071) on Form S-8 of Marina Biotech, Inc. of our report dated April 12, 2010, relating to our audits of the financial statements of Cequent Pharmaceuticals, Inc. for the years ended December 31, 2009 and 2008 and for the period from November 10, 2003 (inception) to December 31, 2009, which appear in this Current Report on Form 8-K of Marina Biotech, Inc.

/s/ Wolf & Company, P.C.

Wolf & Company, P.C.

Boston, Massachusetts

February 9, 2011